EXHIBIT 10.4



                                              Buenos Aires, 11 de marzo de 2002



Quilmes Industrial S.A. (Quinsa)
Avda. Juan Domingo Peron 667, Capital Federal

At.: Senor Norberto Berdayes
Presente


Ref. 20 - F      Presentacion anual a la bolsa de New York

Por medio de la presente, CCR-IRI, en calidad de proveedor de informacion, autoriza a la empresa Quilmes Industrial (Quinsa) S.A. a utilizar nuestros informes referidos al mercado de cervezas de Paraguay correspondientes a los anos 1996 al 2002 en el formulario 20-F.

Adicionalmente autorizamos a que dicha empresa utilice nuestro nombre en el formulario 20-F, a que adjunte esta autorizacion como un anexo a dicho formulario, y a la incorporacion de esta autorizacion en cualquier formulario que dicha compania deba presentar


                                          /s/ Ignacio Eiranova
                                   Gerente de Negocios Internacionales